                                                                    EXHIBIT 3.34

                            ARTICLES OF INCORPORATION

                                       OF

                              TP ACQUISITION CORP.

                                      * * *

                                   ARTICLE ONE

     The name of the Corporation is TP ACQUISITION CORP.

                                   ARTICLE TWO

     The period of duration of the Corporation is perpetual.

                                  ARTICLE THREE

     The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

     The Corporation is authorized to issue an aggregate of 100,000 shares of stock, consisting of only one class (designated "Common Stock"), having a par value of $0.01 per share. The shares of stock shall have identical rights and privileges in every respect.

                                  ARTICLE FIVE

     No security holder shall have the preemptive right to subscribe for or acquire shares or other securities of any kind of the Corporation, except to the extent such right is expressly granted in writing by the Corporation.

                                   ARTICLE SIX

     Cumulative voting by the shareholders of the Corporation at elections of directors is expressly prohibited.

                                  ARTICLE SEVEN

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done, property actually received or such other consideration as may be authorized by law.

                                  ARTICLE EIGHT

     The initial board of directors consists of one (1) member who shall serve as director until the first annual meeting of shareholders or until his successor is elected and qualified, and whose name and address is:

     Name                 Address
     ----                 -------
Richard Cervera   262 Losoya, Suite 330
                  San Antonio, Texas 78205

     The number of directors constituting the board of directors (other than the initial board of directors) shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

                                  ARTICLE NINE

     A director of the Corporation shall not be liable to the Corporation or its security holders for monetary damages for any act or omission in the director's capacity as a director. This Article does not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     This Article is intended to limit the liability of a director of the Corporation to the fullest extent permitted by law. In the event that the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act is amended to authorize corporate action further limiting or eliminating liability of directors, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by either of such Acts, as so amended, without any further action. The limitation of liability contained in this Article shall not be deemed exclusive of any rights or limitations of liability or indemnity to which a director may otherwise be entitled. Any repeal or modification of this Article by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE TEN

     The street address of the Corporation's initial registered office and the name of its initial registered agent at such address are:

     Name                 Address
     ----                 -------
Richard Cervera   262 Losoya, Suite 330
                  San Antonio, Texas 78205

                                 ARTICLE ELEVEN

     The name and address of the incorporator is:

     Name                 Address
     ----                 -------
Matthew R. Bair   1500 NationsBank Plaza
                  300 Convent Street
                  San Antonio, Texas 78205

                                                       INCORPORATOR:


                                                       /s/ Matthew R. Bair
                                                       -------------------------
                                                       MATTHEW R. BAIR